STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of May 5, 1999, by and among MICROVISION, INC., a Washington corporation (the "Company"), and CREE RESEARCH, INC., a North Carolina corporation ("Purchaser").

                               W I T N E S S E T H

     WHEREAS, the Company proposes to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's common stock on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company and Purchaser desire to enter into a Registration Rights Agreement of even date herewith in the form attached hereto as Exhibit A, pursuant to which the Purchaser shall have certain registration rights.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   SECTION 1.

                                   Definitions

     1.1 Defined Terms. Except as otherwise defined herein, capitalized terms uses in this Agreement shall have the following meanings:

     "Common Stock" means the Company's Common Stock, no par value.

     "Development Agreement" means the Development Agreement between the Company and Purchaser dated the date hereof.

     "Director Plan" means the Microvision, Inc. 1996 Independent Director Stock Plan, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

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     "Material Adverse Effect" means any materially adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company.

     "1996 Stock Plan" means the Microvision, Inc. 1996 Stock Option Plan, as amended.

     "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Preferred Stock" means the Company's Series A Convertible Preferred Stock, no par value and Series B Convertible Preferred Stock, no par value.

     "Prior Plans" means the Company's 1993 Stock Option Plan, 1994 Combined Incentive and Nonqualified Stock Option Plan and 1995 Combined Incentive and Nonqualified Stock Option Plan.

     "Registration Rights Agreement" means the Registration Rights Agreement between the Company and Purchaser dated the date hereof.

     "SEC" means the United States Securities and Exchange Commission.

                                   SECTION 2.

                        Sale and Purchase of Common Stock

     In reliance on the representations and warranties of the Company and of Purchaser contained herein and subject to the terms and conditions hereof, Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to Purchaser, 268,600 shares (the "Shares") of Common Stock at a purchase price of $16.7535 per share, for an aggregate purchase price of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Purchase Price").

                                   SECTION 3.

                               Closing; Deliveries

     3.1 Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington 98101 on May 6, 1999 (the "Closing Date"), or on such other date or at such other place as Purchaser and the Company shall mutually agree.

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    3.2 Deliveries. At the Closing, the Purchaser shall pay the Purchase
Price to the Company by wire transfer, in accordance with the Company's written instructions, and the Company shall deliver to Purchaser a certificate evidencing the Shares.

                                   SECTION 4.

                  Representations and Warranties of the Company

     The Company hereby represents and warrants to, and agrees with Purchaser that, as of each of the date of this Agreement and the Closing Date, as follows:

     4.1 Organization, Good Standing and Qualification. The Company (i) is an entity duly organized, validly existing and in good standing under the laws of Washington, (ii) has all requisite power and authority to carry on its business,
(iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Company. The Company has no subsidiaries. The Company has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (a) to own, lease and operate its properties and to carry on its business as now being conducted and (b) to execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

     4.2 Capitalization.

          4.2.1 The capitalization of the Company as of the date hereof is set forth on Schedule 4.2, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock, except for additional shares outstanding from the exercise of various employee stock options subsequent to March 31, 1999 for which the reserve is reflected on
Schedule 4.2. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.2, no shares of capital stock of the Company (including the Shares) are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances. Except for the Shares and as disclosed in Schedule 4.2 and as described in the first sentence of this
Section 4.2.1, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement). There are no securities or instruments

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containing antidilution or similar provisions that may be triggered by the issuance of the Shares in accordance with the terms of this Agreement.

          4.2.2 The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock to be issued pursuant to this Agreement, upon delivery to Purchaser of certificates therefor against payment in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and non-assessable,
(ii) will be free and clear of all Liens, (iii) will not be subject to preemptive rights or other similar rights of shareholders, and (iv) assuming that the representations of Purchaser in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

     4.3 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered by it as contemplated herein, including but not limited to the Development Agreement and the Registration Rights Agreement (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.4 Governmental Consents. To the Company's knowledge, the execution, delivery and performance of this Agreement and each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of the Articles of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except, with respect to clause (ii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The Company is in compliance with its Articles of Incorporation, Bylaws and other organizational documents and is not in default (and no event has occurred which, with notice or lapse of time or both, would put the Company in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to

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which the Company is a party, except for actual or possible violations, defaults or rights as would not, individually or in the aggregate, have a Material
Adverse Effect. To the Company's knowledge, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for actual or possible violations, if any, the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. As of the date of this Agreement, the Company is not in violation of the listing requirements of the Nasdaq National Market ("NASDAQ") and does not reasonably anticipate that the Common Stock will be delisted by NASDAQ in the foreseeable future based on its rules (and interpretations thereof) as currently in effect. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, except for (i) filings pursuant to federal or state securities laws and (ii) the filing of registration statements with the SEC and any applicable state securities commission.

     4.5 Company SEC Reports and Financial Statements.

          4.5.1 The Company has made available to Purchaser true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since August 30, 1996 (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all respects with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.5.2 The audited financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, are accurate and complete and fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the financial position of the Company as of December 31, 1998, and the results of operations and changes in financial position for the period then ended.

          4.5.3 Except as and to the extent set forth (or incorporated by reference) in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Balance Sheet Date"), the Company has not incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated

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or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it on, a balance sheet (or in the applicable notes thereto) of the Company prepared in accordance with GAAP consistently applied as of the date thereof and for the period then ended.

     4.6 Changes. Since the Balance Sheet Date, there has not been:

          4.6.1 any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business;

          4.6.2 any damage, destruction or loss to real or personal property, whether or not covered by insurance;

          4.6.3 any waiver by the Company of a legal or contractual valuable right or of a debt owed to it outside of the ordinary course of business;

          4.6.4 any satisfaction or discharge of any Lien or payment of any obligation by the Company;

          4.6.5 any change or amendment to a contract or arrangement by which the Company or any of its respective assets or properties is bound or subject;

          4.6.6 other than in the ordinary course of business, any material increase in excess of $10,000 annually in any compensation arrangement or agreement with any employee of the Company receiving compensation;

          4.6.7 any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

          4.6.8 the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests, (ii) incurred any indebtedness for money borrowed other than capital leases in the ordinary course of business,
(iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $5,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $50,000 in any one transaction or series of related transactions.

     4.7 Absence of Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company's knowledge, threatened against or affecting the Company, or any of its directors or officers in their capacities as such which would have a Material Adverse Effect or which would adversely affect the validity, enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement (including the issuance of the Shares) or the Transaction Documents.

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     4.8 Intellectual Property. To the Company's knowledge, the Company owns or is licensed to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, permits, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted. To the Company's knowledge, the Company is not infringing or in conflict with any other person with respect to any Intangibles which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. The Company has complied, in all material respects, with its contractual obligations relating to the protection of the Intangibles used pursuant to licenses.

     4.9 Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of such person's actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     4.10 Environment. Except as disclosed in the Company SEC Reports, to the Company's knowledge (i) there is no environmental liability, nor factors likely to give rise to any environmental liability, affecting any of the properties of the Company that, individually or in the aggregate, would have a Material Adverse Effect and (ii) the Company has not violated or infringed any environmental law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and will not have a Material Adverse Effect.

     4.11 Title. The Company has good title in fee simple to all real property and good title to all personal property owned by it which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except for such defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions which have not had and will not have a Material Adverse Effect.

     4.12 Insurance. The Company has its assets insured against loss or damage as is appropriate to its business and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverages will be continued in full force and effect to and including the Closing Date other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect.

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     4.13 Acknowledgment Regarding the Purchaser's Purchase of the Shares. The
Company acknowledges and agrees that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and the relationship between the Company and the Purchaser is "arms length" and that any statement made by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchaser's purchase of Shares and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

     4.14 No General Solicitation. Neither the Company nor any person participating on the Company's behalf in the transactions contemplated hereby has conducted any "general solicitation," as such term is defined in Regulation D, with respect to any of the Shares being offered hereby.

     4.15 Private Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Shares being offered hereby under the Securities Act.

     4.16 Brokers. Except to Marion Bass Securities Corporation, the Company is not obligated to pay a brokerage fee.

                                   SECTION 5.

                 Representations and Warranties of the Purchaser

     Purchaser hereby represents and warrants to and agrees with the Company that, as of each of the date of this Agreement and the Closing Date, as follows:

     5.1 Accredited Investor; Information; Legend.

          5.1.1 Accredited Investor. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. The Purchaser is not registered as a broker or dealer under Section 15(a) of the Exchange Act, or a member of the National Association of Securities Dealers.

          5.1.2 Information. The Purchaser has been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser has been afforded the opportunity to ask questions of the Company and has received what the Purchaser believes to be satisfactory answers to any such inquiries.

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          5.1.3 Purchase for Own Account. The Purchaser is purchasing the Shares for the Purchaser's own account and not with a present view towards the distribution thereof in violation of federal or state securities laws.

          5.1.4 Legend. The certificates representing the Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE
          ACT OR AN EXEMPTION THEREFROM."

     5.2 Authorization; Enforcement. The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents. This Agreement and each Transaction Document has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting creditors' rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of Purchaser is required in connection with the valid execution and delivery by Purchaser of the Transaction Documents to which Purchaser is a party, or the consummation by such Purchaser of the transactions contemplated by the Transaction Documents to which Purchaser is a party, except for such filings as have been made prior to the Closing.

                                   SECTION 6.

                             Disposition Restriction

     6.1 Lock-up. Purchaser agrees not to make any disposition of all or any portion of the Shares until January 6, 2000.

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                                   SECTION 7.

                                  Miscellaneous

     7.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by the Company and the Purchaser.

     7.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

          7.2.1 if to the Company:

                           Microvision, Inc.
                           19910 North Creek Parkway
                           Bothell, WA  98011
                           Attn: Richard A. Raisig
                           Telephone No.: (425) 415-6847
                           Facsimile No.:   (425) 481-1625

                           with a copy to:

                           Stoel Rives, LLP
                           600 University Street, Suite 3600
                           Seattle, Washington 98101
                           Attn:    John J. Halle
                           Telephone No.:  206-386-7656
                           Facsimile No.:   206-386-7500

          7.2.2 if to the Purchaser:

                           Cree Research, Inc.
                           4600 Silicon Drive
                           Durham, North Carolina 27703
                           Attn: Adam Broome
                           Telephone No.: (919) 333-5339
                           Facsimile No.: (919) 313-5456

                           with a copy to:

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                           Smith, Anderson, Blount, Dorsett,
                              Mitchell & Jernigan, L.L.P.
                           2500 First Union Capitol Center
                           Raleigh, North Carolina 27601
                           Attn: Gerald Roach
                           Telephone No.: (919) 821-1220
                           Facsimile No.: (919) 821-6800

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier or E-mail, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

     7.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     7.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

     7.5 Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the sale and purchase of the Shares and payment therefor for a period of two (2) years and thereafter shall terminate, except that all representations and warranties shall survive indefinitely with respect to claims based upon the assertion that either the Company or Purchaser had actual knowledge that a representation or warranty made by either of them was materially false when made. The Company agrees to indemnify and hold harmless Purchaser and Purchaser's officers, directors, employees, agents and affiliates for loss or damage relating to the shares purchased hereunder arising as a result of or related to any material breach by the Company of any of its representations set forth herein, including advancement of expenses as they are incurred.

     7.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

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     7.7 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflict of laws.

     7.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     7.9 Fees and Expenses. Each party shall bear its own fees and expenses in connection with the negotiation and execution of this Agreement and the Transaction Documents.

     7.10 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person or entity that is not a party to this Agreement.

     7.11 Press Releases. The Company and the Purchaser shall consult with each other before issuing any press releases or making any public statement with respect to the transactions contemplated by this Agreement and the Transaction Documents and shall not issue any such press release or such public statement prior to such consultation and without the approval of the other (which approval shall not unreasonably be withheld), except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange.

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                     STOCK PURCHASE AGREEMENT SIGNATURE PAGE


     IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed effective as of the date first above written.


                                MICROVISION, INC.


                                By:_____________________________________
                                     Its:_______________________________


                               CREE RESEARCH, INC.


                               By:_____________________________________
                                    Its:_______________________________

                                    Exhibit A

                          Registration Rights Agreement